                                                                      EXHIBIT 11

                ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                           JUNE 30,              JUNE 30,
                                                                     --------------------  --------------------
                                                                       1994       1993       1994       1993
                                                                     ---------  ---------  ---------  ---------
                                                                         (UNAUDITED)           (UNAUDITED)
Net Income.........................................................  $   6,273  $   2,900  $  11,877  $   5,286
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Weighted Average Number Of Shares Outstanding (A):
  Primary:
    Common stock...................................................     27,213     23,894     27,125     23,795
    Common stock equivalents-
     Stock options (B).............................................        949        816        918        696
                                                                     ---------  ---------  ---------  ---------
    Primary shares outstanding.....................................     28,162     24,710     28,043     24,491
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
  Fully Diluted:
    Common stock...................................................     27,213     23,894     27,125     23,795
    Common stock equivalents-
     Stock options (B).............................................      1,042        980      1,066        963
                                                                     ---------  ---------  ---------  ---------
    Fully diluted shares outstanding...............................     28,255     24,874     28,191     24,758
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Net Income Per Share:
    Primary........................................................  $     .22  $     .12  $     .42  $     .22
    Fully diluted..................................................  $     .22  $     .12  $     .42  $     .21

- - ------------------------
(A) All share and per share amounts have been restated to retroactively reflect the two-for-one stock split.

(B) The treasury stock method was used to determine the weighted average number of shares of common stock equivalents outstanding during the periods.